UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2013

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Bering Drive, Suite 400 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

As previously disclosed, as of July 16, 2010, Comfort Systems USA, Inc. (the “Company”) entered into an amended and restated senior credit facility (the “Facility”) with certain subsidiaries of the Company, as guarantors (the “Guarantors”), arranged by Wells Fargo Bank, National Association (the “Agent”) and provided by a syndicate of banks including Wells Fargo Bank, National Association, Bank of Texas, N.A., Capital One, N.A., Regions Bank, and Branch Bank & Trust Company (BB&T) (the “Lenders”).  As of September 23, 2011, the Company entered into an Amendment No. 1 to Second Amended and Restated Credit Agreement, Second Amended and Restated Security Agreement, and Second Amended and Restated Pledge Agreement (the “First Amendment”) with the Guarantors, the Agent, and the Lenders.  As of June 25, 2013, the Company entered into Amendment No. 2 to Second Amended and Restated Credit Agreement and Amendment to Other Loan Documents (the “Second Amendment” and, together with the Facility and the First Amendment, the “Amended Facility”) with the Guarantors, the Agent, and the Lenders.

The Amended Facility is secured by a first lien on substantially all of the Company’s personal property except for assets related to projects subject to surety bonds and assets held by certain unrestricted subsidiaries and a second lien on the Company’s assets related to projects subject to surety bonds. The Amended Facility provides an increased line of credit to the Company of $175 million. The line of credit includes up to $125 million issuable in the form of letters of credit. The Amended Facility will expire in July 2018 and contains only two financial covenants:

Leverage Ratio — The Amended Facility requires that the ratio of the Company’s Consolidated Total Indebtedness to its Consolidated EBITDA not exceed 3.00 for any four-fiscal quarter period ending June 30, 2013 through December 31, 2014, 2.75 for any four-fiscal quarter period ending March 31, 2015 through December 31, 2015, and 2.50 for any four-fiscal quarter period ending March 31, 2016 through maturity.

Fixed Charge Coverage Ratio — The Amended Facility requires that the ratio of (a) Consolidated EBITDA, less non-financed capital expenditures, tax provision, dividends and amounts used to repurchase stock to (b) the sum of interest expense and scheduled principal payments be at least 2.00; provided that the numerator of the fixed charge coverage ratio will be reduced by stock repurchases and dividends as specified above only if the Company’s Net Leverage Ratio (Consolidated Total Indebtedness minus cash in excess of $20 million, divided by Consolidated EBITDA) exceeds 1.5 to 1.0.  The Amended Facility also allows the numerator of the fixed charge coverage ratio not to be reduced for stock repurchases through June 30, 2015 in an aggregate amount not to exceed $25 million if at the time of and after giving effect to such repurchase the Company’s Net Leverage Ratio was less than or equal to 1.50 to 1.00. Capital expenditures, tax provision, dividends and stock repurchase payments are defined under the Amended Facility for purposes of this covenant to be amounts for the four quarters ending as of any given quarterly covenant compliance measurement date.

Other Restrictions — The Amended Facility permits acquisitions of up to $20 million per transaction, provided that the aggregate purchase price of such an acquisition and of acquisitions in the same Fiscal Year does not exceed $50 million.  However, these limitations only apply when the Company’s Net Leverage Ratio is greater than 2.0 to 1.0.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

		By:	/s/ Trent T. McKenna
Trent T. McKenna, Vice President
and General Counsel
Date:	June 28, 2013